UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Old Second Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

March 19, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of Old Second Bancorp, Inc. to be held on Tuesday, April 20, 2010 at 11:00 a.m., local time. The meeting will be held at the Copley Theatre, North Island Center, 8 East Galena Boulevard, Aurora, Illinois.

The formal items of business to be considered at the meeting include the amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 20,000,000 to 40,000,000, the election of three directors with terms expiring in 2013, the approval of a non-binding, advisory proposal on our executive compensation and the ratification of our independent auditors. In addition, we will report on our performance in 2009 and address questions or comments from stockholders.

We encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible.  This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

A copy of our annual report to stockholders for the year 2009 is also enclosed.  Thank you for your continued support and we look forward to seeing you at the meeting.

Sincerely,

/s/ William B. Skoglund
William B. Skoglund
Chairman

If you plan to attend the meeting in person, please respond to Robin Hodgson, Vice President/Corporate Secretary via email at rhodgson@02bancorp.com, by telephone at 630.906.5480, or indicate your preference on the back of the proxy sheet.

Directions:  The Copley Theater is located approximately 2 blocks east of Old Second National Bank on Galena Boulevard, Aurora, Illinois 60506 (please see detailed map found in the proxy statement.)

OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60506

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 20, 2010

TO THE STOCKHOLDERS:

The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, April 20, 2010 at 11:00 a.m., local time, at the Copley Theatre, North Island Center, 8 East Galena Boulevard, Aurora, Illinois, for the following purposes:

1.                                       to approve an amendment to the Certificate of Incorporation increasing the number of authorized shares of common stock from 20,000,000 to 40,000,000;

2.                                       to elect three members of the board of directors;

3.                                       to approve a non-binding, advisory proposal on the Old Second’s executive compensation disclosed in the proxy statement;

4.                                       to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ended December 31, 2010; and

5.                                       to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

The board of directors is not aware of any other business to come before the meeting.  Stockholders of record at the close of business on March 8, 2010 are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting.  In the event there are an insufficient number of votes for a quorum at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the board of directors

/s/ William B. Skoglund
William B. Skoglund
Chairman and Chief Executive Officer

Aurora, Illinois

March 19, 2010

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

OLD SECOND BANCORP, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders.  This meeting is to be held at the Copley Theatre, North Island Center, located at 8 East Galena Boulevard, Aurora, Illinois on April 20, 2010 at 11:00 a.m., local time, or at any postponements or adjournments of the meeting.  Old Second conducts full service community banking and trust business through its wholly-owned subsidiary, Old Second National Bank.

A copy of our annual report for the year ended December 31, 2009, which includes audited financial statements, is enclosed.  This proxy statement was first mailed to stockholders on or about March 19, 2010.

Why am I receiving this proxy statement and proxy form?

You are receiving a proxy statement and proxy form from us because on March 8, 2010, the record date for the annual meeting, you owned shares of our common stock.  This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting.  It also gives you information concerning these matters to assist you in making an informed decision.

When you sign the enclosed proxy form, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed in the proxy form, ensuring that your shares will be voted whether or not you attend the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy form in advance of the meeting just in case your plans change.

If you have signed and returned the proxy form and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her best judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the approval of an amendment to the Certificate of Incorporation of Old Second to increase the number of authorized shares of common stock, the election of three nominees to our board of directors, a non-binding, advisory proposal on executive compensation, the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ended December 31, 2010, and any other business that may properly be brought before the meeting.

How do I vote?

A form of proxy is enclosed for use at the meeting.  If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised.  Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy.  Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted “FOR” the amendment to our Certificate of Incorporation to increase the number of authorized shares, “FOR” the election of the nominees for director named in this proxy statement, “FOR” the non-binding advisory proposal on executive compensation and “FOR” the ratification of our independent registered public accounting firm.

What does it mean if I receive more than one proxy form?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers.  Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares.  It will then be your broker’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as ratifying the appointment of an independent registered public accounting firm, but cannot vote on non-routine matters, such as an amendment to the Certificate of Incorporation or the adoption or amendment of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. If there is a matter presented to stockholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter.  This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

As of January 1, 2010, the election of directors is no longer under your broker’s discretion to vote in the absence of instructions from you. Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the 2010 annual meeting upon receipt of our proxy materials.  You should do this by carefully following the instructions your broker gives you concerning its procedures.  This ensures that your shares will be voted at the meeting.

How many votes do we need to hold the annual meeting?

A majority of the shares that were outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.  On March 8, 2010, the record date, there were 13,939,833 shares outstanding.  A majority of these shares must be present in person or by proxy at the meeting.

Shares are counted as present at the meeting if the stockholder either:

•                  is present in person at the meeting; or

•                  has properly submitted a signed proxy form or other proxy.

What happens if any nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted for a substitute nominee.  Proxies cannot be voted for more than three nominees.  The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director.  You may vote “for,” “against” or “abstain” on the amendment to the Certificate of Incorporation to increase the authorized shares, on the non-binding, advisory proposal on executive compensation, on the ratification of our independent registered public accounting firm and on any other proposal that may properly be brought before the meeting.

How many votes are needed for each proposal?

The directors are elected by a plurality and the three individuals receiving the highest number of votes cast “for” their election will be elected as directors of Old Second.  A “withhold authority” vote will have the same effect as a vote against the election of a particular director.  A majority of votes cast at the meeting will approve the amendment to our Certificate of Incorporation that increases the number of authorized shares of common stock, Old Second’s executive compensation, the appointment of our independent registered public accounting firm, and all other matters that arise at the annual meeting.  Please note, however, because the vote on the executive compensation is advisory, it will not be binding upon the board of directors or the Compensation Committee.

Abstentions and broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present.  So long as a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the vote on the amendment to our Certificate of Incorporation that increases the number of authorized shares of common stock, the election of directors, the vote on executive compensation or the ratification of the appointment of our independent registered public accounting firm.

How are votes counted?

Voting results will be tabulated and certified by the election judges.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting.  The voting results will also be disclosed in a Form 8-K within four business days of the voting.

Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting to be held on April 20, 2010.

Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet at www.oldsecond.com under “2010 Annual Meeting Materials.” Stockholders will receive a full set of these materials through the mail from us or from your broker.

PROPOSAL 1:

PROPOSED AMENDMENT REGARDING AUTHORIZED SHARES OF STOCK

Our board of directors has unanimously approved, subject to stockholder approval, an amendment to Old Second’s Certificate of Incorporation that would increase the authorized number of shares of common stock from 20,000,000 to 40,000,000.  Under our existing Certificate of Incorporation, as amended, we are authorized to issue 20,000,000 shares of common stock and 300,000 shares of preferred stock.  As of the record date, March 8, 2010, 13,939,833 shares of common stock were issued and outstanding.  An additional 683,666 shares of common stock are reserved for issuance pursuant to issued and outstanding stock options, 215,672 shares are reserved for future issuance pursuant to our stock option plans, 157,283 shares are reserved for non-vested restricted stock units, and 815,339 shares are reserved for issuance pursuant to the warrant issued by us to Treasury as part of the Capital Purchase Program.  Only 4,188,207 shares of common stock remain available for issuance, and therefore our board recommends that stockholders approve the increase in the number of authorized shares.  The affirmative vote of a majority of the outstanding shares of our common stock as of the close of business on March 8, 2010 is required to approve this proposal.

Proposed Amendment to our Certificate of Incorporation

If this amendment to the Certificate of Incorporation is approved by our stockholders, the Certificate of Incorporation of Old Second will be amended by replacing current Paragraph A of Article IV in its entirety with the following:

“A:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 40,300,000 shares, which will be divided into two classes:

40,000,000 shares of common stock, with a par value of $1.00 per share, and

300,000 shares of preferred stock, with a par value of $1.00 per share.”

If the Amendment is adopted, it will become effective upon the filing of an amendment to Old Second’s Certificate of Incorporation with the Secretary of State of the State of Delaware, which Old Second expects to occur following stockholder approval of the proposal described herein.  If the proposal is not approved by our stockholders, no amendment with respect to an increase in the number of authorized shares of common stock will be filed with the Secretary of State of the State of Delaware and the proposal will not be implemented.

Reasons for the Proposed Amendment

The board believes that the increase in the number of authorized common shares is advisable and in the best interests of Old Second and its stockholders for several reasons.  The increase in the number of authorized common shares would permit the board to issue stock without further stockholder approval and thus provide Old Second with maximum flexibility in maintaining or increasing our capital levels, including our regulatory capital in the event that the bank regulators require us to raise additional capital, structuring capital-raising transactions, acquisitions, joint ventures, strategic alliances, and for other corporate purposes.  We may consider, for example, issuing additional equity to replace or restructure some or all of the investment we have received from the United States Department of Treasury.  Approval of this proposal would enable us to respond promptly to, and take advantage of, market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special stockholders’ meeting to approve a contemplated stock issuance.  Our management and board believes it is in the best interests of Old Second and the stockholders to have the flexibility provided by an increase in the number of authorized common shares.

Effect of the Proposed Amendment

The additional shares of common stock for which we are seeking authorization would be a part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as the shares of common stock that are currently outstanding.  The additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.  Approval of an amendment authorizing additional common shares will not cause any change or dilution to the rights of existing holders of common stock of Old Second, unless and until such time as any common shares are actually issued.  The degree of any dilution that would occur following the issuance of additional shares of stock would depend upon the number of shares of stock that are actually issued in the future, which number cannot be determined at this time.  Issuance of a large number of additional voting shares could significantly dilute the voting power of our existing stockholders.

The issuance of additional shares of common stock could be deemed under certain circumstances to have an anti-takeover effect where, for example, the shares were issued to dilute the equity ownership and corresponding voting power of a stockholder or group of stockholders who may oppose the policies or strategic plan of the our existing management.  On this basis, the proposed increase in authorized shares could enable the board to render more difficult or discourage an attempt by another person or entity to obtain control of Old Second.

Potential Impact If Amendment is Not Adopted

If the Amendment is not adopted by our stockholders and we are unable to increase our number of authorized shares of common stock, we will only have 4,188,207 shares of common stock available for future issuance, after taking into account the shares currently outstanding and reserved for other purposes.  This limited number of available shares could restrict our ability to raise capital, take advantage of financing techniques that receive favorable treatment from regulatory agencies and credit rating agencies, or participate in acquisitions, including FDIC-assisted acquisitions of troubled institutions.  Without sufficient shares of common stock to issue in financing transactions and acquisitions with little or no delay, we may be unable to take full advantage of changing market conditions that will best position Old Second to remain strong through these challenging economic conditions.

Board Recommendation

The board of directors recommends that you vote your shares “FOR” the adoption and approval of the amendment to our Certificate of Incorporation.

PROPOSAL 2:

ELECTION OF DIRECTORS

Old Second’s board of directors is divided into three classes, approximately equal in number.  At the annual meeting to be held on April 20, 2010, you will be entitled to elect three directors for terms expiring in three years, as described herein.  We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The Nominating and Corporate Governance Committee of the board of directors of Old Second has nominated three persons for election at this annual meeting, all of whom are incumbent directors.

Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director and business experience during the previous five years.  The three nominees for director, if elected at the annual meeting, will serve for terms expiring in 2013.  None of the directors serve on the boards of any other publicly traded companies besides Old Second.  D. Chet McKee, a current senior director, turned 70 in May of 2009 and, pursuant to our bylaws, did not stand for re-election last year.  He will remain a senior director for a period of three years during which time he cannot vote on any matter but can attend board and committee meetings.  Gerald Palmer has assumed Mr. McKee’s responsibilities as lead director.

Mary Krasner, whose term of election would have expired in 2010, resigned in September of 2009 and will not be standing for election at the 2010 annual meeting.  Ms. Krasner informed us that her resignation was not due to any disagreement with Old Second, and that she will continue to spend her time as General Partner and owner of Wyndham Deerpoint Homes, a homebuilding and land development company, as well as pursuing other business interests.  We appreciate Ms. Krasner’s service to the company.  In addition, Kenneth Lindgren passed away in December of 2009.  He would have turned 70 in the upcoming year and therefore would not have served as a continuing director after that time (at which time he would have gone to senior status).  Mr. Lindgren had served on our board since 1990.  We appreciate his leadership and commitment to the company and his expertise will be missed.  In December of 2009, the board affirmatively reduced the number of seats to eleven as a result of the changes to the board.

Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the election of the nominees proposed by the board of directors.

Board Recommendation

The board of directors recommends you vote your shares “FOR” each of the nominees for director.

NOMINEES

Name	Served as Old Second Director Since	Principal Occupation

(Term expires 2013)

Edward Bonifas (Age 50)	2000	Vice President, Alarm Detection Systems, Inc., producer and installer of alarm systems, closed circuit video systems and card access control systems.

William Meyer (Age 62)	1995	President, William F. Meyer Co., a wholesale plumbing supply company.

William B. Skoglund (Age 59)	1992	Chairman and Chief Executive Officer of Old Second Bancorp, Inc., and Chairman of Old Second National Bank.

CONTINUING DIRECTORS

Name	Served as Old Second Director Since	Principal Occupation

(Term expires 2011)

Marvin Fagel (Age 62)	1996	President and Chief Executive Officer, Aurora Packing Co., a meat packing company, Chairman of the Board and Chief Executive Officer, New City Packing Company, a meat packing company.

Barry Finn (Age 50)	2004	President and Chief Executive Officer, Rush-Copley Medical Center (2002-present), Chief Operating Officer and Chief Financial Officer, Rush-Copley Medical Center (1996-2002).

William Kane (Age 58)	1999	Partner, Label Printers, Inc., a printing company.

John Ladowicz (Age 57)	2008	Former Chairman and Chief Executive Officer of HeritageBanc, Inc., and Heritage Bank (1996-2008).

(Term expires 2012)

J. Douglas Cheatham (Age 53)	2003

Executive Vice President and Chief Financial Officer, Old Second Bancorp, Inc. (2007-present), Sr. Vice President, Chief Financial Officer, Chief Accounting Officer, and Assistant Secretary of Old Second Bancorp, Inc. (2003-2007).

James Eccher (Age 44)	2006

Executive Vice President and Chief Operating Officer, Old Second Bancorp, Inc. (2007-present), President and Chief Executive Officer, Old Second National Bank (2003-present), Sr. Vice President and Branch Director, Old Second National Bank (1999-2003), President and Chief Executive Officer of Bank of Sugar Grove (1995-1999).

Gerald Palmer (Age 64)	1998	Retired Vice President/General Manager, Caterpillar, Inc., a construction equipment manufacturer.

James Carl Schmitz (Age 61)	1999	Tax Consultant (1999-present), Director of Taxes with H. B. Fuller Company (1998), tax specialist with KPMG LLP (1999).

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified.  There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions.  No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

Director Qualifications

We have established minimum criteria that we believe each director should possess to be an effective member of our board.  Those criteria’s are discussed in more detail on page 11 of this proxy statement.  The particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves on is as follows:

Mr. Bonifas:  We consider Mr. Bonifas to be a qualified candidate for service on the board and the Audit Committee due to his skills and expertise acquired as a leader of a successful business and his prominence in the community.

Mr. Cheatham:  We consider Mr. Cheatham to be a qualified candidate for service on the board due to his experience in the financial services industry and the familiarity with Old Second’s operations he has acquired as Chief Financial Officer of the company.

Mr. Eccher:  We consider Mr. Eccher to be a qualified candidate for service on the board due to his experience in the financial services industry and the familiarity with Old Second’s operations he has acquired as Chief Operating Officer of the company.

Mr. Fagel:  We consider Mr. Fagel to be a qualified candidate for service on the board, the Audit Committee, and the Compensation Committee due to his skills and expertise acquired as the head of multiple successful businesses and satisfying the financial needs of a business that is typical of many of Old Second’s customers.

Mr. Finn:  We consider Mr. Finn to be a qualified candidate for service on the board and the Nominating and Corporate Governance Committee due to his business and financial expertise acquired as an executive at a successful local medical center, as well as his prominence in the community.

Mr. Kane:  We consider Mr. Kane to be a qualified candidate for service on the board and the Compensation Committee due to his experience as a partner at a successful local business, his general experience in business and his prominence in the community.

Mr. Ladowicz:  We consider Mr. Ladowicz to be a qualified candidate for service on the board and the Audit Committee due to his previous experience as a chief executive officer in the financial services industry, as well as his extensive knowledge of the market areas we entered through the acquisition of HeritageBanc, Inc in 2008.

Mr. Meyer:  We consider Mr. Meyer to be a qualified candidate for service on the board, the Compensation Committee, and the Nominating and Corporate Governance Committee due to his skills and expertise acquired as president of a well-established local business and his prominence in the local business community.

Mr. Palmer:  We consider Mr. Palmer to be a qualified candidate for service on the board, the Compensation Committee, and the Nominating and Corporate Governance Committee due to his skills and expertise acquired as vice president of a successful publicly traded company, his experience in the industrial manufacturing industry, and his knowledge of the business community in the markets we serve.

Mr. Schmitz:  We consider Mr. Schmitz to be a qualified candidate for service on the board and the Audit Committee due to his skills and expertise in tax consulting and his familiarity with our local market areas.

Mr. Skoglund:   We consider Mr. Skoglund to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with Old Second’s operations he has acquired as Chief Executive Officer of Old Second.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Currently, the board of directors is made up of eleven directors who are elected every three years to serve staggered terms.  Generally, the board oversees our business and monitors the performance of our management.  In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Old Second, which is monitored by our executive officers and management.  Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below.  The board has determined that all of the directors and nominees are “independent” as defined by the Nasdaq Stock Market, with the exception of Messrs. Skoglund, Cheatham and Eccher, each of whom is an executive officer.

The board of directors held twelve regular meetings during 2009.  All of the directors attended at least 75% of these meetings and the meetings of the committees on which they served.  We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting.  Last year, all directors attended our annual meeting.

The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility.  Among other things, the board adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting.  The Code of Business Conduct and Ethics, as well as other information pertaining to our committees, corporate governance and reporting with the Securities and Exchange Commission, can be found on our website at www.oldsecond.com.

The board of directors has standing Audit, Nominating and Corporate Governance and Compensation Committees, each of which is made up solely of directors who are deemed to be “independent” under the rules of Nasdaq.  Nasdaq’s independence rules include certain instances that will preclude a director from being deemed independent and the board reviews those requirements each year to determine a director’s status as an independent director.

During the review of Mr. Finn’s status as an independent board member, the board considered Mr. Finn’s roles as President and Chief Executive Officer at Rush-Copley Medical Center and Mr. Skoglund’s position as the Vice Chairman of Rush-Copley’s board of directors.  Our board determined that this does not preclude a finding that Mr. Finn is independent under Nasdaq’s rules because Mr. Skoglund does not serve on Rush-Copley’s compensation committee and has recused himself from any meetings of Rush-Copley’s board that involves a discussion of Mr. Finn’s salary.

Actions taken by each committee of the board are reported to the full board, usually at its next meeting.  The principal responsibilities of each of the committees are described below.

Audit Committee

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls.  The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm and exercises its authority to do so in accordance with a policy that it has adopted.  Additionally, the Audit Committee reviews and approves all related party transactions between Old Second and related parties in accordance with Nasdaq’s rules and regulations.

The members of our Audit Committee during 2009 were Messrs. Finn, (who served as Chairman), Bonifas, Fagel, Ladowicz, McKee, and Schmitz, each of whom is deemed to be an independent director under Nasdaq’s rules.  We expect that these members will continue to serve on the committee in 2010, with the exception of Mr. McKee who is now on senior director status.  Mr. Finn was appointed as chairman of the Audit Committee in 2008.  Mr. Schmitz will serve as chairman of the Audit Committee at any meeting Mr. Finn is unable to attend or if Mr. Finn is otherwise unable to carry out the duties of Audit Committee chairman.  The Audit Committee met six times in 2009.

The board has designated Mr. Finn, who is currently Chairman, President and Chief Executive Officer of Rush-Copley Medical Center and previously served as its Chief Operating Officer and Chief Financial Officer, as the “audit committee financial expert,” as such term is defined by the regulations of the SEC. The board’s determination was based upon Mr. Finn’s level of knowledge and experience regarding financial matters and his experience overseeing and managing the audit of an organization, which he has gained both from his formal education and from his professional experience as the Chief Financial Officer of a regional hospital organization.  The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of the financial statements of Old Second. Mr. Finn, or another member of the Audit Committee, met individually on a quarterly basis during 2009 with our independent registered public accounting firm.

The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com.  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to rhodgson@oldsecond.com.

Compensation Committee

The Compensation Committee reviews the performance of Old Second’s executive officers and establishes their compensation levels.  The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com.  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to rhodgson@oldsecond.com.  The Compensation Committee met two times during 2009.

The members of the Compensation Committee in 2009 were Messrs.  Fagel, Kane, Lindgren (until his death in December of 2009), Meyer and Palmer (who served as Chairman), each of whom is an “independent” director as defined by Nasdaq, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.  It is anticipated that the general composition of the Compensation Committee will be the same throughout 2010 as it was in 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the board as they may occur during the year.  The committee also reviews on a periodic basis whether each director is “independent” under the rules of Nasdaq.  Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance.  The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com.  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to rhodgson@oldsecond.com.  The Nominating and Corporate Governance Committee met twice in 2009.

The members of the Nominating and Corporate Governance Committee in 2009 were Messrs. Finn, Lindgren, Meyer and Palmer (who served as Chairman), each of whom is deemed to be an independent director under Nasdaq’s rules. It is anticipated that the Nominating and Corporate Governance Committee will consist of Messrs. Finn, Meyer and Palmer throughout 2010.  Mr. Palmer is expected to remain as Chairman of the committee in 2010.

Director Nominations and Qualifications

In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any.  The committee reviews each candidate in light of the criteria that we believe each director should possess.  Included in the criteria are whether each nominee:  meets the minimum requirements for service on the board of directors contained in our bylaws; is under the age of 70 at the time of his or her election, pursuant to our certificate of incorporation; possesses the highest personal and professional ethics, integrity and values; has in the committee’s opinion a sufficient educational and professional background and relevant past and current employment affiliations, board affiliations and experience for service on the board; has demonstrated effective leadership and sound judgment in his or her professional life; has a strong sense of service to the communities in which we serve; has exemplary management and communication skills; is free of conflicts of interest that would prevent him or her from serving on the board; will ensure that other existing and future commitments do not materially interfere with his or her service as a director; will review and agree to meet the standards and duties set forth in the company’s Code of Business Conduct and Ethics; is willing to devote sufficient time to carrying out their duties and responsibilities effectively and is committed to serve on the board for an extended period of time.  While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board.  The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent).

The committee, when considering potential board members, will look at all of the foregoing criteria and arrive at the candidate that best meets the items set forth.  The various qualifications and criteria are normally considered at a committee meeting during the month of December of each calendar year so that the respective names can be placed on the ballot for the annual meeting which occurs the following spring.

Generally, each incumbent director standing for re-election should have and will have, at a minimum, attended at least 75% of board meetings during the past year and attended a majority of committee meetings of which he or she is a member.  The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.

All of the nominees for election as directors for the 2010 annual meeting were nominated by the committee.  The committee did not receive any stockholder nominations for directors.

Common Stock Ownership and Retention Guidelines for Directors

In January of 2010, the Compensation Committee established guidelines to further align the interests of board members and shareholders by requiring all directors to develop a significant equity stake in the organization they oversee.  The Compensation Committee will be responsible for monitoring compliance with these stock ownership and retention guidelines.

Non-employee directors are expected to acquire and hold during their service as board members, shares of Old Second Bancorp, Inc. common stock equal in value to at least three times the annual cash retainer for non-employee directors.  Non-employee directors have three years from their initial election to the board to meet the target stock ownership guidelines.  They are expected to continuously own sufficient shares to meet the guidelines, once the guidelines are attained.  The stock ownership goal will be determined by using the value of their retainers as of January 1 of each year and the average closing stock price for our common stock over the prior twelve months.

Shares that count toward meeting the stock ownership guidelines include: shares owned, which include shares obtained upon exercise of options or shares purchased in the open market; shared ownership, which includes shares owned or held in trust by immediate family; and restricted stock units.  Unexercised stock options do not count toward meeting the stock ownership guidelines.  Until such time as the director reaches his or her target stock ownership, the director will be required to hold 50% of the shares of common stock received upon lapse of the restrictions, and upon exercise of stock options.  In the rare instance in which these guidelines would place a severe hardship on a director, the Compensation Committee may decide to allow an alternative stock ownership guideline that reflects the intentions of these overall guidelines and the directors’ own personal circumstances.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer of Old Second have historically been combined, and Mr. Skoglund currently holds both positions. We believe this board leadership structure is the most appropriate because our Chief Executive Officer has the best knowledge of the day-to-day operations of the company and can make recommendations to the board based on his ongoing experience and “hands on” running of the company.  For this reason, we believe combining the two roles greatly enhances the decision-making processes of the board as a whole. We have a strong governance structure in place, including a designated lead independent director, to ensure the powers and duties of the dual role are handled responsibly. Furthermore, consistent with Nasdaq’s listing requirements, the independent directors regularly have the opportunity to meet in executive session without management or any non-independent directors in attendance.

In 2009, the independent directors met twice in executive session.  In 2004, the board of directors created the position of a “lead” independent director and Mr. McKee was appointed to serve in that position, and had been reappointed to that position each year since.  With Mr. McKee’s moving to senior director status in 2009, the board appointed Mr. Palmer to this position.  The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee’s selection.  The lead independent director assists the board in assuring effective corporate governance and serves as chairman of the independent director sessions.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks, and receives regular reports from the management team’s senior risk officer regarding comprehensive organizational risk as well as particular areas of concern.  The board’s Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. Additionally, our chief credit officer and loan review staff are directly responsible for overseeing our credit risk.

We believe that establishing the right “tone at the top” and providing for full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the company. Senior officers attend many of the board meetings, or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Stockholder Communications with the Board; Nomination and Proposal Procedures

Stockholder Communications with Directors.  Stockholders of Old Second may contact any member of the board of directors, or the board as a whole, through the Corporate Secretary either in person, in writing, via phone at 630-906-5480, or by e-mail at rhodgson@oldsecond.com.  Any such communication should indicate whether the sender is an Old Second stockholder.  The address for submitting communications to the board by mail is 37 South River Street, Aurora, Illinois 60506.  Any communication will be forwarded promptly to the board as a group or to the attention of a specified director per your request, except for communications that are primarily commercial in nature or related to an improper or irrelevant topic.

Nominations of Directors.  In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the date on which the previous year’s proxy statement was mailed to stockholders.  Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of our capital stock owned by that stockholder.  All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  The committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election to the board at an annual meeting of stockholders by giving timely notice in writing to our Corporate Secretary, at the address provided above.  To be timely, stockholder nominations must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not fewer than 14 days nor more than 60 days prior to any meeting of stockholders called for the election of directors.  However, if notice of the meeting is given to stockholders less than 21 days prior to the date of the meeting, written nominations must be delivered or mailed to our Corporate Secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders.  Each written nomination must set forth the name, age, business address and, if known, residence address of each nominee; the principal occupation or employment of each such nominee for the past five years; and the number of shares of stock of Old Second beneficially owned by each such nominee and by the nominating stockholder.

Other Stockholder Proposals.  To be considered for inclusion in our proxy statement and form of proxy relating to our 2011 annual meeting of stockholders, the proposing stockholder must file a written notice of the proposal with our Corporate Secretary, at the above address, by November 24, 2010, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at December 31, 2009, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the Summary Compensation Table (which can be found later in this proxy statement), and by all directors and executive officers of Old Second as a group.  Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of December 31, 2009.  Unless otherwise noted, the address of each 5% stockholder is 37 South River Street, Aurora, Illinois 60506.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class

5% Stockholders:
Old Second Bancorp, Inc.(2) Profit Sharing Plan & Trust	1,405,960	10.1%

Barclays Global Investors, NA(3) 400 Howard Street San Francisco, California 94105	804,210	5.8%

Columbia Pacific Opportunity Fund, L.P.(4) 1910 Fairview Avenue East Suite 500 Seattle, Washington 98102	914,159	6.6%

Directors:
Edward Bonifas(11)	31,530	*
J. Douglas Cheatham(5)	139,870	*
James Eccher(6)	124,866	*
Marvin Fagel(11)	71,175	*
Barry Finn(11)	22,000	*
William Kane(11)	28,000	*
John Ladowicz(7)	311,517	2.2%
William Meyer(11)	90,018	*

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Gerald Palmer(11)	48,666	*
J. Carl Schmitz(8)(11)	180,796	1.3%
William B. Skoglund(9)	368,528	2.6%
Current Other Named Executive Officer:
Rodney Sloan(10)	26,216	*

All directors and executive officers as a group (12 persons)	1,442,582	10.0%

*	Less than 1%.

(1)	Includes ownership of shares of our common stock by spouse (even though any beneficial interest is disclaimed) and in our profit sharing plan and trust and our salary savings plan.

(2)

In addition, as of December 31, 2009, Old Second National Bank held in its trust department, in various fiduciary capacities (other than as trustee of our profit sharing plan and trust), 1,041,658 shares of our common stock. Old Second had full investment power with respect to 421,657 shares and shared investment power with respect to 139,419 shares.

(3)	Includes shares owned by related investment funds, as reported on a Schedule 13G filed on February 5, 2009.

(4)	As reported on a Schedule 13G filed on February 5, 2010.

(5)

Includes 92,666 shares issuable pursuant to options held by Mr. Cheatham as well as 10,992 shares of restricted stock, plus an additional 20,200 shares of restricted stock granted in January of 2010. Also includes 4,157 shares held in our profit sharing plan and trust, 10,455 shares held in our 401(k) plan, and 1,400 shares held in Mr. Cheatham’s name alone.

(6)

Includes 76,334 shares issuable pursuant to options held by Mr. Eccher, as well as 12,906 shares of restricted stock in addition to 25,000 shares of restricted stock granted in January of 2010. Also includes 1,943 shares held in our profit sharing plan and trust, 6,195 shares held in our 401(k) plan, 488 in his name alone and 2,000 shares held in brokerage.

(7)	Includes 268,152 shares held in our 401(k) plan.

(8)	Mr. Schmitz has voting control of 174,596 shares held in the J. C. Schmitz Revocable Trust.

(9)

Includes 245,334 shares issuable pursuant to options held by Mr. Skoglund, as well as 22,029 shares of restricted stock plus an additional 39,900 shares of restricted stock granted in January, 2010. The total also includes 46,645 shares held in our profit sharing plan and trust, 14,088 shares held in our 401(k) plan, and 532 shares held in Mr. Skoglund’s name alone.

(10)

Includes shares held in direct ownership by Mr. Sloan, which comprises 1,658 shares held in Mr. Sloan’s name alone, as well as 3,693 shares of restricted stock held in his name, 110 shares held in brokerage, 1,320 shares held indirectly in our profit sharing plan, and 5,435 shares held indirectly in our 401(k) plan. In addition, Mr. Sloan had options totaling 14,000 shares that are exercisable. In February, 2009, 6,141 in restricted stock units were also granted to Mr. Sloan and 10,000 in restricted stock units were granted in January 2010, both of which are not included in the total.

(11)

Each director, with the exception of Mr. Cheatham, Mr. Eccher, Mr. Skoglund, and Mr. Ladowicz, holds a total of 7,500 options from grants of 1,500 shares in each of 2004-2009, as well as 596 restricted stock units for 2009. Mr. Ladowicz was appointed to the board on February 8, 2008 and was awarded options in February of 2009 of 1,500 shares, along with the other Board members, as well as 596 restricted stock units. In addition, in January of 2010, all non-employee directors were given 1,200 restricted stock units. All options vest in three equal installments on the first three anniversaries of the grant date and the exercisable portion is included in these totals. The 596 restricted stock units are subject to cliff vesting and will fully vest in 2012. The 1,200 restricted stock units granted to all non-employee directors are subject to cliff vesting and will fully vest in 2013.

SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and ten percent stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Such persons are also required to furnish us with copies of all Section 16(a) forms they file.  No person failed to comply with the filing requirements of Section 16(a) during 2009 and there are no late filings to report.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes Old Second’s compensation philosophy and policies for 2009 and 2010 as applicable to the executive officers named in the Summary Compensation Table on page 30.  This section explains the structure and rationale associated with each material element of the executive’s compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.  It is important to note that Old Second and Old Second National Bank share an executive management team, the members of which are compensated by the bank rather than the holding company.  The compensation packages of the named executive officers are determined and approved by our Compensation Committee based upon their performances and roles for both Old Second and Old Second National Bank.

The following discussion and analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of Old Second’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  Old Second specifically cautions investors not to apply these statements to other contexts.

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the executive officers of Old Second.  Further, as required by the rules established by the U.S. Department of the Treasury and also proposed guidance issued by the Federal Reserve (each as described more fully below), the Compensation Committee is also responsible for a more expansive risk review with respect to most of the compensation plans, policies and programs maintained for all employees of Old Second.  The Compensation Committee relies upon the input of management, particularly Mr. Skoglund, when carrying out its responsibilities in establishing executive compensation.  Management provides the committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and option awards.  The committee also consults with management on matters that are relative to executive compensation and benefit plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans.  Finally, the committee consults with management, specifically Old Second’s senior risk officer, in completing the risk review with respect to employee compensation plans.  No executive officer participates in any recommendation or decision regarding his or her own compensation.

The committee’s charter gives it the authority to hire outside consultants to further its objectives and responsibilities.  For several years, the committee has utilized the services of an outside consultant, Mercer Consulting, for expertise and resources regarding current market activities and to assist the committee in benchmarking and comparing Old Second’s compensation and benefit programs with an objective peer group.  However, because the committee has not, to date, increased base salaries above their 2008 level, nor did it maintain a bonus program with respect to 2009 performance, the committee did not consult with the outside consultant during 2009.  The committee also receives a number of surveys from other independent sources regarding the compensation levels and programs at other financial institutions, but does not engage those independent sources to provide any consulting-type services.

During 2009, the Compensation Committee convened in January, August and December.  Mr. Palmer, Chairman of the committee, also met as needed with internal staff members to assimilate compensation information for this proxy statement.  The Compensation Committee also met in January 2010 to approve salaries for 2010.  Restricted stock and restricted stock units were granted in January

2010 as part of our executive incentive plan.  No cash bonus awards were paid to named executive officers, other than Mr. Sloan, in 2009 and none are anticipated for 2010.

Changing Regulatory Environment

In order to more fully understand the Compensation Committee’s decisions with respect to compensation during 2009 and 2010, the committee believes it is beneficial to understand the changing regulatory context in which these decisions were made.  In some cases, the regulatory changes clearly impacted the Compensation Committee’s decisions with respect to compensation paid to the named executive officers, while in other cases the regulatory changes simply required the committee to reconfirm its existing processes and procedures for determining executive compensation.

On January 16, 2009, Old Second became a participant in the Treasury’s Troubled Asset Relief Program (“TARP”) by participating in the Capital Purchase Program element of TARP.  As a result of its participation in TARP, Old Second and certain of our employees are subject to compensation-related limitations and restrictions for the period that the company continues to participate in TARP.  The TARP compensation limitations and restrictions include the following:

•                  Except in limited circumstances, our five most highly compensated employees (as determined on an annual basis) are prohibited from receiving cash bonus payments during the TARP period.  Each of our named executive officers, other than Mr. Sloan, was subject to this limitation during 2009 and 2010.

•                  Except in limited circumstances, our named executive officers and the next five most highly compensated employees (each as determined on an annual basis) will be prohibited from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change in control.

•                  Our named executive officers and the next 20 most highly compensated employees will be subject to a “clawback” of incentive compensation if that compensation is based on materially inaccurate financial statement or performance metrics.  Further, no one in this group of employees can receive any tax gross-up payment during the TARP period.

•                  We will be limited to an annual deduction of $500,000 with respect to the compensation paid to each of our named executive officers.

The TARP rules further required Old Second to adopt an “Excessive or Luxury Expenditure Policy.”  Our board has complied with this requirement and the policy can be located on Old Second’s web site: www.oldsecond.com.  It is the intent of our board of directors that the policy remains in full force and effect for the duration of the TARP period.  The policy covers, in particular, entertainment or events, office and facility renovations, aviation or other transportation services and other similar items, activities or events for which the company may reasonably anticipate incurring expenses.  Pursuant to the policy, such expenditures shall be deemed to be prohibited excessive or luxury expenditures to the extent such expenditures are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of the company’s business operations.  All Old Second employees are required to comply with the policy.  The Chief Executive Officer, Chief Operations Officer, Chief Financial Officer, and the Executive Vice President, Human Resources, are primarily accountable for adherence to the policy and for certifying that prior approval for any expenditure requiring such prior approval was properly obtained.

In addition to the foregoing limitations and restrictions, the TARP rules and regulations will require the Compensation Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by Old Second, regardless of whether the individual employee(s) covered by the plan, program or arrangement is a named executive officer.  The risk assessments are intended to reduce the chance that any employee will be incentivized to take unacceptable risks in order to maximize his or her compensation under such plans, programs and arrangements.

Similar to the required TARP semi-annual risk assessment, in late 2009, the Board of Governors of the Federal Reserve issued proposed guidance that set forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions.  Although the guidance is designated as proposed, the Federal Reserve has indicated that it expects current compliance with the guidance.  The Federal Reserve’s framework focuses on balanced risk-taking incentives, compatibility with effective controls and risk management, and strong corporate governance.

The Compensation Committee believes that an awareness and assessment of the impact of risk has always been, and will continue to be, a component of its analysis of executive compensation.  As such, the committee recognizes the role of risk assessment in the overall processes and procedures for establishing such executive compensation.  In this regard, the committee believes that the TARP semi-annual risk assessment and the Federal Reserve’s proposed rules will serve as a framework for reconfirming the appropriateness of the process and procedure the committee has previously followed in reaching its decisions with respect to compensation related matters.

Compensation Philosophy and Objectives

The overall objective of Old Second’s compensation programs is to align senior executive officer compensation with the success of meeting goals by creating strong incentives to manage the business successfully from financial and operating perspectives.  Our philosophy is intended to align the interests of management with those of our stockholders without creating undue risk to the company.  The executive compensation program, including the performance objectives and target levels used in connection with incentive awards, is designed in a manner in which the committee believes does not provide our executives with incentives to engage in business activities or other behavior that would threaten the value of Old Second or the investments of our stockholders.

The executive compensation program is structured to accomplish the following objectives:

•                  encourage a consistent and competitive return to stockholders as economic conditions allow;

•                  maintain a corporate environment which encourages stability and a long-term focus for both Old Second and our management;

•                  maintain a program which:

•                  clearly motivates personnel to perform and succeed according to our current goals;

•                  retains key personnel critical to our long-term success;

•                  emphasizes formula-based components, such as incentive plans, in order to better focus management efforts in its execution of corporate goals; and

•                  does not create undue risk to the company; and

•                  ensure that management:

•                  fulfills its oversight responsibility to its constituents which include stockholders, customers, employees, the community and government regulatory agencies;

•                  conforms its business conduct to the highest ethical standards;

•                  remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

•                  continues to avoid any conflict between its responsibilities to Old Second and each individual’s personal interests.

Compensation Components

General.   Typically, there are four major components to executive officer compensation:  base salary, annual cash bonus, equity awards and additional benefits.  However, because of the impact on Old Second of the TARP rules, the ability of the committee to use annual cash bonus as a component of the compensation program has been significantly restricted for the TARP period.  As such, during the TARP period, our named executive officers who are subject to the TARP bonus restriction will have only three major components to their compensation: base salary, equity awards and additional benefits.  The committee’s decisions regarding each of these components for the named executive officers are based in part on the committee’s subjective judgment and takes into account qualitative and quantitative factors, as will be set forth in the discussion below.  In reviewing an executive officer’s compensation, the committee considers and evaluates all components of the officer’s total compensation package.  This involves reviewing base salary, bonus, incentive stock awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan, and any other payments, awards or benefits that an officer earns; provided that such compensation will be provided only to the extent permitted under the TARP rules.  Additionally, the committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event, including the impact of the TARP rules on these amounts.  In this regard, in establishing compensation for 2009 and 2010 the committee utilized tally sheets summarizing these aggregated amounts.

Base Compensation - Salary.  The committee believes that base compensation should offer security to each executive to maintain a stable management team and environment.  Because of the need to provide stability, salaries make up the largest portion of the executives’ compensation.  In establishing a senior executive officer’s initial base salary the committee considers, among other things, the executive’s level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

The committee reviews salaries of the named executive officers on an annual basis.  As with all of its decisions regarding compensation levels, when reviewing salaries the committee considers the levels of all aspects and components of the officer’s compensation, including the individual’s potential bonus and equity awards as well as the level of benefits and perquisites offered.  All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.  Because of the prevailing effects of the economic turbulence during the past several years, the committee has not raised base compensation for any of the named executive officers above the levels established in 2008.  Although the committee decided not to raise base compensation effective as of the beginning of

2010, the committee intends to revisit the named executive officers base compensation at the mid-year point of 2010 and may decide to adjust base compensation at that time.

Cash Incentive Awards - Bonus.  The executive compensation restrictions contained in the TARP rules prohibit Old Second from paying or accruing cash bonuses on behalf of the top five most highly paid employees (as determined on an annual basis) during the TARP period.  Each of the named executive officers, other than Mr. Sloan, was subject to the bonus prohibition during 2009 and will be subject to it again during 2010.  Mr. Sloan received a cash bonus in 2009, based on his 2008 performance.

Early in 2009, in accordance with past practice, the committee established a bonus program for the named executive officers and other eligible employees.  However, shortly after establishing the parameters for the 2009 annual bonus program, it became clear to the committee and senior management that the economic conditions surrounding the financial services industry would make payment of any bonuses impractical.  Therefore, the committee discontinued the bonus program and no bonuses were paid with respect to 2009 performance.

For 2010, the committee has established a new Officers Incentive Plan.  Although Messrs. Skoglund, Cheatham and Eccher have been included as participants in the new plan for 2010, it is likely that the TARP rules will again serve to prohibit the payment to, or accrual on behalf of, any of them any bonus amounts for 2010.  Mr. Sloan is a participant in the new plan for 2010.  He is not prohibited from receiving a cash bonus under the TARP rules.

The committee believes it is beneficial to describe the process and deliberations involved in establishing the bonus component of Old Second’s compensation programs, despite the fact that the bonus component may not be available as a form of payment in the near term.  The bonus plan is designed to provide incentive to attain corporate and individually delineated goals while minimizing the risks that may affect Old Second’s overall financial performance.  All vice presidents and above, as well as assistant vice presidents in profit centers, are normally eligible for a bonus.  For 2010, the named executive officers’ delineated goals all relate to corporate performance, namely net income, asset quality and cost containment.  The committee establishes the target amount that each officer may earn upon meeting the separate target goals.  For instance, the committee may provide that an officer can earn 15% of his or her salary as a bonus if Old Second attains the net income thresholds and 20% if Old Second attains the asset quality thresholds; provided, however, that if a minimum threshold of $8.0 million of net income is not achieved, no named executive officer will be eligible for any bonus based on 2010 performance.  In that case, if all performance targets were attained, the officer would earn a bonus equal to 35% of his or her base salary.  The bonuses are discretionary, and the potential payout amount can be increased or decreased by the committee if there are special circumstances that year.

Net Income Component - 2010.  The committee believes that net income is an appropriate measure because it focuses on the financial performance of Old Second.  It should be understood that the committee considers the net income targets to be thresholds for any bonus to be paid to a named executive officer.  As such, if minimum net income (prior to the TARP dividend) does not exceed $8.0 million, no bonus will be paid to any named executive officer.  Similarly, if we achieve a net income (prior to the TARP dividend) of $10.0 million, the named executive officers will be eligible for an aggregate bonus equal to 75% of the maximum allowable.  The net income thresholds for 2010 are as follows:

Net income prior to TARP dividend	Percentage of eligible bonus received for corporate performance

$8.0 million	50%

$10.0 million	75%

$12.0 million	100%

$16.0 million	125%

As noted above, it is expected that the TARP rules will prevent Messrs. Skoglund, Cheatham and Eccher from receiving any cash bonus based on performance during 2010.  However, if the TARP rules are determined for any reason not to apply to them and the net income goal is achieved, Messrs. Skoglund, Cheatham and Eccher would be eligible to receive a bonus in relation to the net income component.  Mr. Sloan is also eligible to receive a bonus in relation to the net income component.  He is not prohibited from receiving a cash bonus under the TARP rules.

Asset Quality Component - 2010.  For 2010, the committee will use measurements related to our asset quality to determine a portion of an officer’s eligible performance measures under the plan.  The committee believes asset quality is an essential measure to guard against risks that could hurt the value of Old Second.  For 2010, the asset quality component will be achieved if non-performing loans are equal to $100 million or less, and the ratio of non-performing assets to total assets is equal to 8% or less.  The asset quality component will be achieved in full if both of these components are met.

As noted above, it is expected that the TARP rules will prevent Messrs. Skoglund, Cheatham and Eccher from receiving any cash bonus based on performance during 2010.  However, if the TARP rules are determined for any reason not to apply to them and the asset quality goal is achieved, Messrs. Skoglund and Eccher would be eligible to receive a bonus in relation to asset quality.  Mr. Sloan is also eligible to receive a bonus in relation to the asset quality component.  He is not prohibited from receiving a cash bonus under the TARP rules.

Cost Containment Component - 2010.  For 2010, the committee will focus on cost containment.  The committee believes cost containment is an essential measure in these difficult economic times, especially given the particular impact of the recent financial crisis on financial institutions.  The cost containment measure will be achieved if Old Second’s efficiency ratio is 60% or lower during 2010.  Our efficiency ratio was approximately 66% in 2009.

As noted above, it is expected that the TARP rules will prevent Messrs. Skoglund, Cheatham and Eccher from receiving any cash bonus based on performance during 2010.  If the TARP rules were determined for any reason not to apply to Mr. Cheatham and the cost containment goal is achieved, he would be eligible to receive a bonus in relation to the cost containment component.

Long-Term Incentive Awards - Equity Awards.  The board and the committee believe in management ownership of our common stock as an effective means to align the interests of management with those of the stockholders.  Our current long-term incentive plan (the “Incentive Plan”), which was approved by stockholders at the 2008 annual meeting, is intended to promote equity ownership in Old Second by the directors and selected officers and employees, focus the management team on increasing value to stockholders, increase their proprietary interest in the success of Old Second and encourage them to remain in the employ of Old Second or its subsidiaries for a long period of time.  The current equity incentive plan authorizes the issuance of up to 575,000 shares of Old Second’s common stock, including the granting of qualified stock options, non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights.

All awards are at the discretion of the committee and are generally subjective in nature.  In determining the number of equity awards to be granted to executive officers, the committee considers individual and corporate performance and whether the respective goals were obtained, the person’s position and ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations.  Because of the nature of equity awards, the committee also evaluates the prior awards of stock options and restricted stock and takes into account the overall wealth accumulation of a given executive officer through such awards.

Pursuant to a formal equity compensation policy, all equity grants are finalized in the beginning of each calendar year.  This allows for a more complete review of the full prior year when making equity awards as well as coordinating the granting of equity awards to a time when there is less likelihood of there existing material, non-public information, as the grants will normally be made after the public release of the company’s financial information for the prior year.

Historically, we have granted stock options, to the named executive officers and to other senior management, while awarding restricted stock to other officers and employees.  However, the TARP rules effectively serve to prohibit the granting of equity awards, other than restricted stock or restricted stock units, to our five most highly compensated employees.  Therefore, for 2009 and 2010, the committee decided to grant restricted stock and restricted stock units, subject to any applicable restrictions imposed by the TARP rules, to the named executive officers.  The committee believes that restricted stock units and restricted stock are appropriate employee retention tools.  The number of equity awards to different levels of officers are relatively uniform throughout each level of officer and the value awarded is generally based upon a percentage of that officer’s or employee’s base salary.  Typically, and outside of the restrictions imposed by the TARP rules, all restricted stock and restricted stock units have a three-year cliff-vesting period and are subject to forfeiture until that three-year vesting period has passed.  Those awards subject to the TARP rules have a two-year vesting period, but are subject to additional rules with respect to transferability and settlement as described below.  In connection with the adoption of the formal equity compensation policy in December 2008, restricted stock and restricted stock unit awards are now finalized at the beginning of each year, with the issuance effective as of the date of Compensation Committee meeting.

All Other Compensation.  We provide general and customary benefit programs to executive officers and other employees.  Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards.  While the benefits offered are competitive with the market place and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability, or death.  Benefits offered to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits, although there are some additional perquisites that may only be offered to executive officers.  Because of the nature of the benefits offered, the committee normally does not adjust the level of benefits offered on a year-to-year basis.  Old Second will continue to offer benefits, the amount of which shall be determined from time-to-time in the sole discretion of the committee, provided that such benefits are not in the future determined to be limited or prohibited by the TARP rules.

The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Officers/Mgrs.	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Perquisites:
Automobile Allowance	X	Not Offered	Not Offered
Country Club Membership	X	X	Not Offered

Old Second Bancorp, Inc. Employees 401(k) Savings Plan and Trust.  Old Second sponsors a tax-qualified 401(k) savings plan and trust qualifying under Section 401(k) of the Internal Revenue Code.  Virtually all employees are eligible to participate after meeting certain age and service requirements.  Eligible employees are permitted to contribute up to a dollar limit set by law.  Since Old Second terminated its defined-benefit plan as of the end of 2005, the 401(k) plan became the primary retirement vehicle provided by Old Second for the officers and employees.  Participants can choose between several different investment options under the 401(k) plan, including shares of Old Second’s common stock.

For a number of years, we matched up to 100% of a participant’s deferral into the 401(k) plan, limited to 6% of each participant’s salary.  However, due to the recent economic conditions, in an effort to save costs, Old Second implemented a “safe harbor” matching contribution which provides for an aggregate available matching contribution of 4% of each participant’s salary.

There is also a profit-sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant’s annual compensation. This discretionary contribution is generally between 3% and 7% of an employee’s salary.  The contribution amount granted each year is on a discretionary basis and there is no set formula used by the committee.  No discretionary contribution was provided to employees based on 2009 financial performance of Old Second.

Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Executives.  Old Second sponsors an executive deferred compensation plan, which provides a means for certain executives to voluntarily defer all or a portion of their salary and/or bonus, if any, without regard to the statutory limitations applicable to tax-qualified plans, such as our 401(k) plan.  The deferred compensation plan provides for participant deferrals, company matching contributions and discretionary employer profit-sharing contributions.  A company matching contribution is credited to the plan on behalf of a participant when the participant elects to defer the maximum amount permitted under the 401(k) plan (including catch-up contributions, if applicable) and keeps that level of deferral for the entire plan year.  The company matching contribution is an amount up to 3%, provided at least a 6% deferral was met, of the participant’s combined base salary and bonuses, less any matching contribution paid to the 401(k) plan on the participant’s behalf.  Old Second continued during 2009 to make this matching contribution on behalf of the named executive officers who participate in the plan, as such contribution continued to be permitted under the TARP rules.  The determination of whether a profit-sharing contribution is made and in what amount is entirely at the committee’s discretion and there is no set formula.  In light of the uncertainty surrounding the application of the TARP rules to such a discretionary contribution, the committee elected to discontinue the profit-sharing contribution with respect to those employees subject to the TARP bonus prohibition.  Further, for years during the TARP period after 2009, Old Second will suspend the matching contribution under the plan as well because that matching contribution may be prohibited by the TARP bonus prohibition.  Participants will continue to have the opportunity to make elective deferrals to the plan during the TARP period, unless there are further changes to the TARP rules.  Participants are permitted to make hypothetical investment decisions with respect to the deferrals and company contributions credited to their accounts under the plan in a mutual fund-like investment pool managed by an independent third party.  Participants may elect to receive their plan balance in a lump sum or in up to 20 annual installments following retirement.  Participants are not permitted to make a withdrawal from the plan during their employment, except in the event of hardship as approved by the plan’s administrator.  The plan is administered through an independent service provider.

Other Perquisites.  It is our belief that perquisites for executive officers should be very limited in scope and value.  Due to this philosophy, Old Second has generally provided very nominal benefits to executives that are not available to full-time employees and we plan to continue this approach in the future.  We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities.  These individuals are eligible to use the club membership for their own personal use.  Additionally, we provide each of Mr. Skoglund, Mr. Eccher, and Mr. Sloan with an automobile allowance to enable them to visit our banking locations on a regular basis as well as to call on our customers.  We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules.  Old Second will continue to offer perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the committee, provided that such perquisites are not in the future determined to be limited or prohibited by the TARP rules.

Compensation Decisions

This section describes the decisions made by the committee with respect to the compensation for the named executive officers for 2009 and 2010.  As noted above, the TARP rules have served to limit or prohibit, and we expect that they will continue to do so for the remainder of the TARP period, certain forms of compensation for our named executive officers.

The following is a brief summary of the compensation decisions the committee effected for   2009 and 2010:

•                  in 2009, and again for 2010, we maintained the same level of base salary as was established in 2008;

•                  no cash bonus payments were earned or awarded to our named executive officers with respect to 2009 performance and, although the committee has established a bonus program with respect to 2010 performance, it is expected that the TARP rules will prohibit Messrs. Skoglund, Cheatham and Eccher from receiving any such cash bonus;

•                  because of restrictions in the TARP rules, the committee awarded restricted stock shares pursuant to the long-term incentive plan to Messrs. Skoglund, Cheatham, Eccher and Sloan in 2010 and restricted stock units to Mr. Sloan in 2010; and

•                  benefits and perquisites remained substantially similar in 2009 compared to prior years and we expect that will continue through 2010 unless otherwise limited or prohibited by the TARP rules.

Base Salary.   We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above.  The salaries for 2009, determined by the committee at the end of 2008 and effective in February of 2009, are set forth in the Summary Compensation Table on page 30.  In determining these salary levels, we considered the following:

•                  the compensation philosophy and guiding principles described above;

•                  the general asset growth in 2008 and 2009, in conjunction with the slowdown of our earnings, return on average assets, and overall assets from our historically high levels over the previous several years;

•                  the general economic factors in the financial industry beyond our control and the  financial performance of Old Second compared to our peers;

•                  the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at Old Second;

•                  all of the components of executive compensation, including base salary, bonus, stock options, retirement and death benefits, as well as benefits and perquisites; and

•                  internal pay equity among Old Second executives.

No specific weighting was applied to these factors, although our performance in 2008 was a key factor in setting salaries for 2009, as personal performance is rewarded more heavily in cash incentives and long-term incentive awards.  There were no increases to base salary in 2009 and none are foreseen for 2010.

In early 2010, the committee determined the base salaries for the executive officers for 2010.  The base salaries for 2009 and 2010 are as follows:

Name	Position	2009 Base Salary	2010 Base Salary
William B. Skoglund	Chairman, Chief Executive Officer of Old Second	$495,000	$495,000

J. Douglas Cheatham	Chief Financial Officer of Old Second	$247,000	$247,000

James Eccher	Chief Executive Officer of Old Second National Bank	$290,000	$290,000

Rodney Sloan	Chief Risk Officer of Old Second and Senior Vice President/Commercial Lending of Old Second National Bank	$200,000	$200,000

In determining the base salaries for 2010, we considered the same general factors discussed above including the continuing general slowdown in the economy and growth of our earnings, return on average assets and overall assets.  As in the past, the committee took into account the general economic factors in the financial industry that are beyond the executive officers’ control and the committee believed that Old Second’s performance in 2009 compared favorably with other financial institutions, including those of its peer group.

Bonus.  As described above, there are different components that can make up an executive officer’s bonus, if they were to receive a bonus.  With respect to 2009 performance, the committee decided not to maintain a bonus program.  Therefore, with respect to 2009 performance, none of the named executive officers was eligible to receive, and did not receive, any bonus payment.

Looking forward, in early 2010, the committee decided to implement a bonus program to reward targeted performance for 2010.  The thresholds for net income, asset quality and cost containment are set forth above.  The components designated by the committee, and the targeted percentage of salary that the named executive officer is eligible to earn for 2010 performance, are as follows:

Name	Net Income	Asset Quality	Cost Containment	2010 Total Bonus (as % of Base Salary)
William B. Skoglund	30%	15%	—	45%
J. Douglas Cheatham	25%	—	10%	35%
James Eccher	25%	15%	—	40%
Rodney Sloan	15%	20%	—	35%

If net income prior to the TARP dividend is at least $16.0 million, the named executive officers will be eligible to receive a maximum bonus of 125% of target.  As noted above, it is expected that the TARP rules will prevent Messrs. Skoglund, Cheatham and Eccher from receiving any cash bonus based on performance during 2010.  However, if the TARP rules are determined for any reason not to apply to them and the goals are achieved, Messrs. Skoglund, Cheatham, and Eccher would be eligible to receive a bonus.  Mr. Sloan is not subject to the bonus prohibition under the TARP rules.

Equity Awards.  At the end of 2008, we changed the timing of annual equity grants and began granting them in the beginning of each year, specifically in the months of January and February.  Therefore, there were no equity awards made in 2008.  As a result of the application of the TARP rules, the option and other equity award grants scheduled to be made in February 2009 were not made.  Instead, the committee granted to the named executive officers, other than Mr. Sloan, restricted stock that complied with the requirements of the TARP rules.  Mr. Sloan received restricted stock units that complied with the requirements of the TARP rules.  Mr. Skoglund received 22,029 shares of restricted stock, and Messrs. Cheatham and Eccher received 10,992 shares and 12,906 shares, respectively.  Mr. Sloan received 6,141 restricted stock units.  The same approach was taken by the committee with respect to the January 2010 equity awards.  In setting grant levels for equity awards, the committee typically considers our compensation philosophy, the position and level of responsibility of each officer, our belief that equity awards should be a significant part of the total mix of executive compensation, the number of other equity awards currently held by each officer and the level of awards granted to them in prior years.

The restricted stock granted in 2009 and 2010 to Messrs. Skoglund, Cheatham and Eccher is subject to the requirements set forth in the TARP rules.  As such, the awards will vest two years from the date of grant, but will not be transferable (other than to satisfy tax withholding obligations) until Old Second repays its TARP financial assistance.  As each 25% of TARP assistance is repaid, 25% of the underlying awards become transferable.

The restricted stock units granted in 2009 and 2010 to Mr. Sloan will vest in equal installments on each of the first three anniversaries of the date of grant.

All Other Compensation.  While the committee reviews and monitors the level of other compensation offered to the named executive officers, the committee typically does not adjust the level of benefits offered on an annual basis.  The committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each.  The perquisites received by the named executive officers in 2009 are reported in the Summary Compensation Table on page 30.  The benefits offered in 2009 to the named executive officers are expected to continue for 2010, unless otherwise limited or prohibited by the TARP rules.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2009.

Section 111(b)(2)(A) of the Emergency Economic Stabilization Act requires the Compensation Committee to conduct, in conjunction with a senior risk officer of the Company, a review of the incentive compensation arrangements in place between the Company and its employees.

The Compensation Committee certifies that, during the six-month period beginning on September 14, 2009 (a) it has reviewed with the senior risk officer of Old Second the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Old Second; (b) it has reviewed with the senior risk officer the employee compensation plans and has made reasonable efforts to limit any unnecessary risks these plans pose to Old Second; and, (c) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Old Second to enhance the compensation of any employee ((a), (b) and (c) being collectively referred to as the “TARP Risk Assessment”).

In the course of conducting its TARP Risk Assessment, the Compensation Committee considered the overall business and risk environment confronting Old Second and how the SEO compensation plans and employee compensation plans serve to motivate employee behavior when operating within that environment.  In particular, the Compensation Committee’s TARP Risk Assessment focused on the following compensation plans (* denotes plans in which SEOs participate):

• Amended and Restated Voluntary Deferred Compensation Plan for Executives*	• Loan Administration Plan

• Base Salary*	• Officers Incentive Plan*

• Commercial Interest Rate Swap Plan	• Residential Lending Commission Plan

• Compensation and Benefits Assurance	• Residential Lending Override Plan

Agreements*

• Customer Service/Support Center Plan	• Retail Banking Plan

• Employees 401(k) Savings Plan and Trust*	• Special Recognition Awards Program

• 2008 Equity Incentive Plan*	• Wealth Management Commission Plan

With the exception of individual bonus goals designated under the Officers Incentive Plan, Old Second does not maintain any compensation plans in which only SEOs participate.  For purposes of this discussion, references to “SEO compensation plans” mean the portion of an employee plan in which the SEOs participate.

With respect to the SEO compensation plans, the Compensation Committee believes that such plans do not encourage Old Second’s SEOs to take unnecessary or excessive risks that could harm the value of the company.  The Compensation Committee believes this to be true because, as is more fully described in the Compensation Discussion and Analysis, the Compensation Committee strives to provide a balanced aggregate compensation package to our SEOs that serves to incentivize our SEOs to manage the business of Old Second in a way that will result in company-wide financial success and value growth for our shareholders.

We believe it is appropriate for our executives to focus certain of their efforts on near-term goals that have importance to the company; however, we also acknowledge that near-term focus should not be to the detriment of a focus on the long-term health and success of Old Second.  In practice, providing base salary to any employee provides the most immediate reward for job performance.  The Compensation Committee engages in an annual process, as is described in the Compensation Discussion and Analysis, to set base salary.  We believe our process for establishing base salary is relatively free from risk to the company, as we do not typically make significant adjustments to base salary based on a single year’s performance.  The committee believes it is appropriate to reward our executives focus on near-term goals, when such goals correspond to the overall company or operating division goals and direction set by our board of directors.  To reward the executives for such focus, the Compensation Committee maintains an annual cash incentive plan (i.e., Officers Incentive Plan) for our executives.  In establishing our annual cash incentive plan, we try to provide an adequate level of incentive for the achievement of company, operating division and individual goals, while also limiting the maximum amount that may be earned so that executives do not feel the need to strive for attainment of unreasonable or unrealistic levels of performance.  In this way, we believe the design of the annual cash incentive plan does not encourage our executives to take unnecessary or excessive risks that could harm the value of Old Second.

The other incentive compensation elements offered to our SEOs, with the exception of perquisites, are intended to reward performance over the long-term or are intended to focus our executives’ attention on the long-term performance of the company.  We feel there is little, if any, risk associated with our Employees 401(k) Savings Plan and Trust as it is a tax-qualified retirement plan that is subject to and maintained in accordance with the mandates of the Internal Revenue Code and the Employee Retirement Income Security Act.  We believe our 2008 Equity Incentive Plan helps to tie our executives’ interest more closely to those of our shareholders by giving them an equity interest in the company.  We feel this equity interest in Old Second promotes a long-term focus among our executives on the financial success of the company.  Finally, the Compensation Committee believes the deferred compensation arrangements (i.e., Amended and Restated Voluntary Deferred Compensation Plan for Executives, Compensation and Benefits Assurance Agreements) in place with respect to our SEOs encourage our executives to consider the long-term health of the company because, pursuant to the rules under the Internal Revenue Code and applicable guidance, those arrangements must be unfunded, unsecured promises to pay a benefit in the future.  In the case of insolvency of the company, the executives participating in those arrangements would be treated as general unsecured creditors of Old Second, thus encouraging the executives to ensure a healthy organization remains after their tenure concluded.

With respect to the employee compensation plans, the TARP Risk Assessment has not resulted in a determination by the Compensation Committee that changes were necessary to bring such plans into compliance with the TARP rules.  We believe the company has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans.  The committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

The committee intends to continue, in accordance with its obligations under TARP, to periodically review and assess the SEO compensation plans and employee compensation plans to ensure that the risk-taking behavior incentivized by such plans is kept to an appropriate level.  The committee will, as necessary, amend or discontinue any plan or revise any company policy or procedure to meet its obligations under TARP.

Submitted by:

Mr. Gerald Palmer, Chairman

Mr. Marvin Fagel

Mr. William Kane

Mr. William Meyer

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated officers who are considered executive officers and who served in such capacities during 2009:

						Non-equity incentive
Name and				Stock	Option	plan	All other
principal position	Year	Salary	Bonus(1)	awards(2)	awards(3)	compensation	compensation(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

William B. Skoglund	2009	$495,000	$—	$164,997	$—	$—	$21,400	$681,397
Chairman and Chief Executive Officer - Old Second; Chairman of Old Second National Bank	2008 2007	495,000 450,000	— 40,500	— —	— 244,000	— 105,750	65,570 58,123	560,570 898,373

J. Douglas Cheatham	2009	$247,000	$—	$82,330	$—	$—	$10,590	$339,920
Chief Financial Officer	2008 2007	247,000 235,000	— 14,100	— —	— 91,500	— 36,425	35,840 23,060	282,840 400,085

James Eccher	2009	$289,999	$—	$96,665	$—	$—	$21,400	$408,064
Chief Executive Officer — Old Second National Bank	2008 2007	289,999 230,000	— 16,100	— —	— 122,000	— 42,550	41,752 44,869	331,751 455,519

Rodney Sloan	2009	$199,999	$62,200	$45,996	$—	$—	$21,240	$329,435
Chief Risk Officer of Old Second and Senior Vice President / Commercial Lending of Old Second National Bank	2008 2007	199,999 180,000	— 10,800	48,141 31,040	— —	62,200 28,800	31,632 36,356	341,972 286,996

(1)

The amounts represent discretionary bonus payments made to the named executive officers. No discretionary cash bonuses were paid for 2008 or 2009 performance because of the restrictions imposed on Old Second as a participant in the Capital Purchase Program and due to the general economy as a whole.

(2)

The amounts represent the grant date fair value for equity awards in accordance with ASC 718 - “Compensation-Stock Compensation.” A discussion of the assumptions used in calculating the values may be found in the notes to our audited financial statements included in our annual report to stockholders.

(3)

The amounts represent the grant date fair value for stock option awards in accordance with ASC 718 - “Compensation-Stock Compensation” for each year in which options were granted. A discussion of the assumptions used in calculating the values may be found in the notes to our audited financial statements included in our annual report to stockholders.

(4)	The amounts set forth in column (i) include the following:

	Mr. Skoglund	Mr. Cheatham	Mr. Eccher	Mr. Sloan
401(k) match	$9,800	$9,800	$9,800	$9,800
Life insurance	800	790	800	640
Automobile allowance	10,800	—-	10,800	10,800
Total	$21,400	$10,590	$21,400	$21,240

Grants of Plan Based Awards

			Estimated Future Payouts Under Non- equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant date		Threshold	Target	Maximum	Units	Awards
William B. Skoglund
Cash Bonus Plan	—	(1)	$111,375	$222,750	$278,438
Restricted Stock Award	2/17/09	(2)				22,029	$164,997

J. Douglas Cheatham
Cash Bonus Plan	—	(1)	$43,225	$86,450	$108,063
Restricted Stock Award	2/17/09	(2)				10,992	$82,330

James Eccher
Cash Bonus Plan	—	(1)	$58,000	$116,000	$145,000
Restricted Stock Award	2/17/09	(2)				12,906	$96,665

Rodney Sloan
Cash Bonus Plan	—	(1)	$35,000	$60,000	$87,500
Restricted Stock Unit Award	2/17/09	(2)				6,141	$45,996

(1)

Represents possible payments pursuant to our bonus plan for 2010 performance. The plan is described in the Compensation Discussion and Analysis section. As described, the executive compensation restrictions contained in the TARP rules will likely prohibit Old Second from paying or accruing bonuses on behalf of Messrs. Skoglund, Cheatham and Eccher for 2010 (and future years during which Treasury continues to hold an equity interest in Old Second). However, if the TARP rules are determined for any reason not to apply to them and the goals are achieved, Messrs. Skoglund, Cheatham, and Eccher would be eligible to receive a bonus. Mr. Sloan is not subject to the bonus prohibition under the TARP rules.

(2)

This represents the grant date fair value for equity awards in accordance with ASC 718 - “Compensation-Stock Compensation.” Additional shares of restricted stock and restricted stock units were awarded in January of 2010 as follows: Mr. Skoglund 39,900 shares, Mr. Cheatham 20,200 shares, Mr. Eccher 25,000 shares, and Mr. Sloan 10,000 restricted stock units. Because these shares were awarded in 2010, they are not reflected in this table. The closing price of Old Second stock on January 19, 2010, the grant date, was $7.00 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the exercisable and unexercisable stock options at December 31, 2009 held by the individuals named in the Summary Compensation Table:

	Option Awards				Stock Awards
	Number of				Number of	Market value of
	securities underlying unexercised	Number of securities underlying	Option		shares or units of stock that	shares or units of stock that
	options	unexercised	exercise		have not	have not
	(#)	options (#)	Price	Option	vested	vested
Name	Exercisable(1)	Unexercisable(1)	($)	expiration date	(#)(2)	($)(3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

William B. Skoglund	9,866		$10.46	12/14/2009
	26,666		8.91	12/19/2010
	32,000		14.74	12/18/2011
	32,000		18.81	12/17/2012
	32,000		25.08	12/16/2013
	32,000		32.59	12/21/2014
	32,000		31.34	12/20/2015
	32,000		29.20	12/19/2016
	13,332	26,668	27.75	12/18/2017
					22,029	$151, 780

J. Douglas Cheatham	6,666		$10.46	12/14/2009
	12,000		8.91	12/19/2010
	10,666		14.74	12/18/2011
	12,000		18.81	12/17/2012
	12,000		25.08	12/16/2013
	12,000		32.59	12/21/2014
	12,000		31.34	12/20/2015
	12,000		29.20	12/19/2016
	10,000	5,000	27.75	12/18/2017
					10,992	$75,735

James Eccher	4,800		$10.46	12/14/2009
	5,334		8.91	12/19/2010
	6,666		14.74	12/18/2011
	7,000		18.81	12/17/2012
	8,000		25.08	12/16/2013
	12,000		32.59	12/21/2014
	12,000		31.34	12/20/2015
	12,000		29.20	12/19/2016
	13,334	6,666	27.75	12/18/2017
					12,906	$88,922

Rodney Sloan	7,000		$25.08	12/16/2013
	7,000		32.59	12/21/2014
					13,693	$94,345
					6,141	45,991

(1)

All options granted prior to December 31, 2005 vested on that date. Options granted on December 19, 2006 and December 18, 2007 vest in three equal installments on the first three anniversaries of the grant date.

(2)

The restricted shares granted to Messrs. Skoglund, Cheatham and Eccher will vest in full on the second anniversary of the date of grant. However, pursuant to the TARP rules, the shares will become transferable in 25% increments only as we repay each 25% increment of TARP assistance. The restricted stock and restricted stock units granted to Mr. Sloan vest on the third anniversary of the date of grant.

(3)	Based upon the closing price of the common stock as of December 31, 2009.

Non-qualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
William B. Skoglund	$—	$—	$34,731	$—	$407,657
J. Douglas Cheatham	12,399	—	27,598	—	131,745
James Eccher	—	—	26,986	—	105,427
Rodney Sloan	—	—	3,549	—	14,693

As described in the Compensation and Discussion Analysis section, we sponsor an executive deferred compensation plan, which is a means by which certain executives may voluntarily defer all or a portion of their salary and/or bonus without regard to the statutory limitations under tax qualified plans.  The plan is funded by participant deferrals, company matching contributions and discretionary employer profit sharing contributions.  Participants may invest their deferrals and the company contributions, if made, to the plan on their behalf in a mutual fund-like investment pool managed by an independent third party.  Participants may elect to receive their plan balance in a lump sum or in up to 20 annual installments following retirement.  Participants are not permitted to make a withdrawal from the plan during their employment, except in the event of hardship as approved by the plan’s administrator.

Potential Payments Upon Termination of Change in Control

The TARP rules will prohibit Old Second from making “any payment” to the named executive officers “for departure from the company for any reason, except for payments for services performed or benefits accrued.”  Except in the case of an officer’s death or disability, the TARP rules will generally prohibit the payment of any severance amounts and will also serve to restrict the ability of Old Second to accelerate the vesting of any compensation and/or benefits upon a termination of employment or a change in control.

The committee believes that, even though the TARP rules will prohibit such payments if a change in control or other termination of employment occurs during the TARP period, it is beneficial to understand the terms of the arrangements that would apply except for such TARP rules.  Each of Mssrs. Skoglund, Cheatham, Eccher and Sloan entered into Compensation and Benefits Assurance Agreements with Old Second (each, an “Assurance Agreement”), which provide for payments and benefits to a terminating executive following a change in control of Old Second.  In addition, our Cash Incentive Plan provides for termination related benefits.  Other than the benefits provided by the Assurance Agreements and pursuant to the Cash Incentive Plan, none of our named executive officers will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control.

Assurance Agreements.  Other than as is provided in the Assurance Agreements, and except as is provided in accordance with the terms of our equity incentive plan and our cash incentive plan for executive officers, no named executive officer will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control.  The Assurance Agreements have an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods.  Upon the occurrence of a change in control, the terms of the Assurance Agreements shall automatically renew for a two-year period (three-year period, in the case of Mr. Skoglund) and terminate following such extended period.  The Assurance Agreements provide that, in the case of: (i) a termination of employment by the company without “cause” within six months prior to, or 24 months (36 months, in the case of Mr. Skoglund) immediately following, a change in control, (ii) a termination of employment by an executive for “good reason” within 24 months (36 months, in the case of Mr. Skoglund) following a change in control, or (iii) a material breach by Old Second (or any successor) of a provision of the Assurance Agreement, an executive officer will be entitled to:

•                  Payment, in a single lump sum, of accrued base salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by or owed to the executive through and including the date of termination

•                  Payment, in a single lump sum, of a severance benefit equal to two times (three times, in the case of Mr. Skoglund) the sum of (i) the greater of the executive’s annual rate of base salary in effect upon the date of termination or the executive’s annual rate of base salary in effect immediately prior to the occurrence of the change in control, and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs.

•                  Immediate 100% vesting of all stock options and any other awards which have been provided to the executive by Old Second under any of its incentive compensation plans.

•                  At the exact same cost to the executive, and at the same coverage level as in effect as of the executive’s termination, a continuation of the executive’s (and the executive’s eligible dependents’) health insurance coverage for 24 months (36 months, in the case of Mr. Skoglund) from the date of termination.  In the event that the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the executive or the executive’s eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any).

•                  At Old Second’s expense, standard outplacement services for a period of up to one year from the date of executive’s termination.  The maximum amount to be paid by Old Second for such outplacement services is limited to $20,000.

•                  Where, upon the occurrence of a change in control, an executive is subject to certain excise taxes under Section 280G of the Internal Revenue Code, Old Second will reimburse the executive for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes.  While circumstances could exist under which excise tax gross-up payments would be due to the executive officers, we do not believe that any payments made to any of the named executive officers as a result of a termination of employment in connection with a change in control occurring on December 31, 2008 would result in the imposition of an excise tax under the Internal Revenue Code.

In exchange for the payments and benefits provided under the Assurance Agreements, the executive officers agree to be bound by a 24 month (36 month, in the case of Mr. Skoglund) restrictive covenant.  The restrictive covenant will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than Old Second’s board of directors) confidential or proprietary knowledge or information which the executive officers may acquire in the course of their employment.

The Assurance Agreements define certain relevant terms, generally, as follows:

•                  “Cause” means the occurrence of any one or more of the following: (i) a demonstrably willful and deliberate act or failure to act by the executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of Old Second, which causes actual material financial injury to Old Second, or any of its subsidiaries, and which action or inaction is not remedied within fifteen business days of written notice from Old Second or the subsidiary for which the executive works; or (ii) the executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to Old Second or any of its subsidiaries.

•                  “Good reason” means the occurrence of any one or more of the following within the 24-month period (36-month period, in the case of Mr. Skoglund) following the change in control: (i) a material reduction or alteration in the nature or status of authorities, duties or responsibilities from those in effect as of 90 days prior to the change in control; (ii) moving the executive’s principal office more than 25 miles from its location immediately prior to the change in control; (iii) a material reduction of the executive’s base salary and/or other benefits; and, (iv) a material breach by Old Second, or a successor, of any term of the Assurance Agreement, including any failure by Old Second to ensure assumption of the Assurance Agreement by a successor or any failure of a successor company to assume and agree to perform Old Second’s entire obligations under the Assurance Agreement.

•                  “Change in control” means (i) any person, company or other entity, other than an employee benefit plan or subsidiary company of Old Second, becoming the beneficial owner, either directly or indirectly, of 33% or more of Old Second’s stock; (ii) during any two consecutive years, a change in a majority of the members of Old Second’s board of directors; or (iii) consummation of a merger or consolidation where stockholders of Old Second before the merger or consolidation do not own more than 67% of the resulting entity, a complete liquidation or dissolution of Old Second, or a sale or other disposition of substantially all of Old Second’s assets.

The Assurance Agreements were amended during 2008 to bring them into full compliance with the requirements of Section 409A of the Internal Revenue Code.  The amendments necessary to comply with Section 409A will not result in increased benefits being provided to the named executive officers.

In exchange for the payments and benefits provided under the Assurance Agreements, the executive officers agree to be bound by confidentiality, non-competition and non-disclosure provisions.

The Assurance Agreements were executed in full compliance with the requirements of Section 409A of the Internal Revenue Code.

Except for payments and benefits provided by the Assurance Agreements, all other payments and benefits provided to any NEO upon termination of his or her employment are the same as the payments and benefits provided to other eligible employees of Old Second.

The TARP rules do not prohibit payments made to a named executive officer (or his estate) where the officer’s employment terminates as a result of his death or disability.  Our Cash Incentive Plan provides for the payment of a pro rata cash bonus to be paid in the case of death or disability.  Since no cash bonus was paid for 2009, there would have been no pro rata bonus as of December 31, 2009.

Accrued Pay and Regular Retirement Benefits.  The named executive officers would be eligible to receive payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.  These include:

•                  Accrued salary and vacation pay.

•                  Distributions of plan balances under our 401(k) plan and the executive deferred compensation plan.  See “Non-qualified Deferred Compensation” on page 33 for information on current account balances and an overview of the Deferred Compensation Plan.

Retirement, Death and Disability.  Generally speaking, a termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to other employees.  Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

•                  Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee or beneficiary shall have a period of twelve months following such termination during which to exercise his or her vested stock options.

•                  Any unvested restricted stock units outstanding at the time of an employee’s termination due to death or disability shall become immediately 100% vested upon such termination.

Also, it should be noted that, pursuant to existing agreements, as of the time of a termination of employment due to retirement, all unvested stock options shall become immediately 100% vested; however, this acceleration of vesting will not be true in the case of a retirement during the TARP period.

Acceleration of Vesting Upon a Change in Control.  All employees, including the named executive officers, who receive stock options or restricted stock under our equity incentive plan will immediately vest in any unvested stock options and restricted stock held by such employees upon the occurrence of a change in control.  Note, however, that this acceleration of vesting will not be true in the case of a retirement during the TARP period.The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the named executive officers would be entitled upon a termination of employment as of December 31, 2009.  As is more fully described below, each of Messrs. Skoglund, Cheatham, Eccher and Sloan entered into Compensation and Benefits Assurance Agreements with Old Second (each, an “Assurance Agreement”), which provide for payments and benefits to a terminating executive following a change in control of Old Second.  Except for the payments and benefits provided by the Assurance Agreements, all other payments and benefits provided to any named executive officer upon termination of his employment are the same as the payments and benefits provided to other eligible employees of Old Second.  For purposes of estimating the value of certain equity awards we have assumed a price per share of our common stock of $6.90, which was the closing price of our stock on December 31, 2009, the last trading day of the year.

•                  stock options shall become immediately 100% vested and an employee shall have a period of three years following such retirement during which to exercise his or her vested stock options.

•                  Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee shall have a period of 12 months following such termination during which to exercise his or her vested stock options.

•                  Any unvested restricted stock outstanding at the time of an employee’s termination due to retirement, death or disability shall become immediately 100% vested upon such termination.

DIRECTOR COMPENSATION

Each director of Old Second also serves as a director of Old Second National Bank.  In 2008 and 2009, non-employee directors received $1,000 for every board meeting and $500 for every committee meeting attended if there were no other bank-level meetings held that day.  Non-employee directors of Old Second National Bank received a $13,000 annual retainer. Due to increased responsibilities associated with mandates from Sarbanes-Oxley, the lead Director and Compensation Committee Chairman, Mr. Palmer, received an $18,000 retainer in 2009 and the Audit Committee Chairman, Mr. Finn, received a $20,000 annual retainer in 2009, due to increased meetings and increased time spent on behalf of the Audit Committee.   For the past four years, we also awarded each non-employee director of Old Second Bancorp options to purchase 1,500 shares of our common stock, which was also the case again in 2009, for a total of 7,500 in options.  Additionally, in February 2009, we awarded 596 restricted stock units to each non-employee director and in January 2010, we awarded 1,200 restricted stock units to each non-employee director. Mr. Skoglund, the President and Chief Executive Officer of Old Second did not receive any board fees for his service on the holding company board, nor did he receive board fees for his service on the board of the Old Second National Bank.   The following table sets forth the fees earned by each non-employee director and senior director in 2009:

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Total ($)
Edward Bonifas	$38,500	$4,464	$15,075	$58,039
Marvin Fagel	37,500	4,464	15,075	57,039
Barry Finn	41,000	4,464	15,075	60,539
William Kane	28,000	4,464	15,075	47,539
Mary Krasner(4)	24,250	4,464	15,075	43,789
John Ladowicz	38,500	4,464	15,075	58,039
Kenneth Lindgren(5)	33,500	4,464	15,075	53,039
D. Chet McKee(6)	37,500	4,464	15,075	57,039

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Total ($)
William Meyer	36,000	4,464	15,075	55,539
Gerald Palmer	37,000	4,464	15,075	56,539
James C. Schmitz	32,500	4,464	15,075	52,039

(1)          We maintain the Old Second Bancorp Directors Fee Deferral Plan, under which directors are permitted to defer receipt of their directors’ fees and earn a rate of return based upon the performance of our stock.  We may, but are not required to, contribute the deferred fees into a trust, which may hold our stock.  The plan is a nonqualified deferred compensation plan and the directors have no interest in the trust.  The deferred fees and any earnings thereon are unsecured obligations of Old Second.  Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to stockholders.  We do not pay any above-market interest on the compensation or fees deferred by the directors.

(2)          The amounts represent the grant date fair value for restricted stock awards in accordance with ASC 718 - “Compensation-Stock Compensation” for each year in which options were granted.  A discussion of the assumptions used in calculating the values may be found in our 2009 audited financial statements included in our annual report to stockholders.

(3)          The amounts represent the grant date fair value for stock option awards in accordance with ASC 718 - “Compensation-Stock Compensation” for each year in which options were granted.  A discussion of the assumptions used in calculating the values may be found in our 2009 audited financial statements included in our annual report to stockholders.

(4)          Ms. Krasner resigned from the board on September 2, 2009 and, accordingly, her board compensation ceased after her resignation.  Ms. Krasner forfeited her unvested equity awards upon resignation.

(5)          Mr. Lindgren passed away in December 2009.

(6)          Mr. McKee became a senior director on May 1, 2009.

Compensation Committee Interlocks and Insider Participation

During 2009, the members of the Compensation Committee were Messrs. Fagel, Kane, Lindgren, Meyer and Palmer.  None of these individuals was an officer or employee of Old Second or its subsidiaries in 2009, and none of these individuals is a former officer or employee of either organization.  In addition, during 2009, no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our Compensation Committee was engaged as an executive officer.

Transactions with Management

Our directors and executive officers and their associates were customers of, and had transactions with, Old Second and our subsidiaries in the ordinary course of business during 2009.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships, in the opinion of management, were in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender. All such loans are approved by the subsidiary bank’s board of directors in accordance with the bank regulatory requirements.  Additionally, the Audit Committee considers other non-lending transactions between a director and Old Second, including its subsidiaries, to ensure that such transactions do not affect a director’s independence.

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009 (the “ARRA”), includes a provision requiring Capital Purchase Program participants, during the period in which any obligation arising from assistance provided under the program remains outstanding, to permit a separate stockholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission.  The Security and Exchange Commission recently promulgated values implementing this requirement.  This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s stockholders.  Pursuant to the rules, the stockholder vote is not binding on the board of directors and may not be construed as overruling any decision by the participant’s board of directors.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, the overall objectives of Old Second’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals.  The board of directors believes our compensation policies and procedures achieve this objective and therefore recommend stockholders vote “FOR” the proposal.

Accordingly, because we became a participant in the Capital Purchase Program on January 16, 2009, the following resolution is submitted for stockholder approval for 2010:

RESOLVED, that the Company’s stockholders approve its executive compensation, as described in the section captioned “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation under “Executive Compensation” contained in the Company’s proxy statement for the 2010 annual meeting.

Under the ARRA, your vote is advisory and will not be binding upon the board of directors.  However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

Board Recommendation

The board of directors recommends that you vote your shares “FOR” the advisory vote on our executive compensation.

PROPOSAL 4:

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

On March 3, 2010, we formally engaged Plante & Moran, PLLC to perform the audit of our consolidated financial statements for the year ending December 31, 2010, and the board will propose the adoption of a resolution at the annual meeting ratifying the selection of Plante & Moran, PLLC.  If the stockholders do not ratify the selection of Plante & Moran, PLLC at the annual meeting, the Audit Committee will consider selecting another firm of independent public accountants.  Representatives from Plante & Moran, PLLC are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by stockholders.

Change in Principal Accountants

Grant Thornton LLP served as our independent registered public accounting firm since 2006, auditing our financial statements and the report on such financial statements appearing in our Annual Report on Form 10-K for each fiscal year ending during that period, including for the fiscal year ended December 31, 2009.  The Audit Committee sought competitive proposals for audit services from a group of independent registered public accounting firms and the process resulted in a change in our independent registered public accounting firm for 2010.

For our two most recent fiscal years, Grant Thornton’s reports on our consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  During our two most recent fiscal years, and through the date hereof, there have been no reportable events described in Item 304(a)(1)(v) of Regulation S-K, as promulgated by the Securities and Exchange Commission.  Additionally, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference thereto in its reports on our financial statements for such years.

We provided Grant Thornton with a copy of the foregoing disclosures set forth above and requested that Grant Thornton review such disclosures and furnish a letter addressed to the Securities and Exchange Commission stating whether or not Grant Thornton agrees with such statements. The response letter from Grant Thornton was attached as an Exhibit to the Form 8-K filed on March 8, 2010.

During the fiscal years ended December 31, 2008 and 2009, we did not consult Plante & Moran, PLLC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or regarding any other matters or reportable events described under Item 304(a)(2) of Regulation S-K.

Board Recommendation

The board of directors recommends that you vote your shares “FOR” the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ended December 31, 2010.

Accountant Fees

Audit Fees.  The aggregate fees and expenses billed by Grant Thornton LLP in connection with the audit of our annual financial statements and the required securities filings were $343,000 for 2009 and $433,000 for 2008, which figure for 2008 includes further billings after an estimate was provided last year.

Audit Related Fees.  There were no audit related fees billed by Grant Thornton LLP for 2009. Audit related fees for 2008 were $38,000 and related to the audit of our benefit plans.

Tax Fees.   There were no amounts for tax related services billed by Grant Thornton LLP for 2009 or 2008.

All Other Fees.  There were no aggregate fees or pre-approved expenses billed by Grant Thornton LLP for all other services rendered to us during the years ended December 31, 2009 and 2008.

Plante & Moran, PLLC did not perform any services for us in 2009, and thus did not bill us for fees of any sort.

The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by the independent accountants and the committee exercises its authority to do so in accordance with a policy that it has adopted. All services provided by Grant Thornton LLP were approved pursuant to the pre-approval policy.  The pre-approval policy is available on our website at www.oldsecond.com.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls.  The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K.  The committee is comprised solely of directors who are independent under the rules of the Nasdaq Stock Market.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009 with our management and Grant Thornton LLP, the independent registered public accounting firm that audited our financial statements for that period.  The committee has discussed with Grant Thornton LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) and received and discussed the written disclosures and the letter from Grant Thornton LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.  Based on the review and discussions with management and Grant Thornton LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully,

Barry Finn, Chairman

Ed Bonifas

Marvin Fagel

John Ladowicz

James Schmitz

GENERAL

We will bear the cost of this proxy solicitation.  Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity.  In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting.  However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By order of the board of directors

/s/ William B. Skoglund
William B. Skoglund
Chairman and Chief Executive Officer

Aurora, Illinois

March 19, 2010

ALL STOCKHOLDERS ARE URGED TO SIGN

AND MAIL THEIR PROXIES PROMPTLY

2010 ANNUAL MEETING LOCATION

Copley Theatre

Aurora Civic Center

8 East Galena Boulevard

Aurora, Illinois 60506

Complimentary self parking is available at any of The Old Second National Bank’s parking lots located off of River Street in downtown Aurora. The Civic Center is located approximately two blocks to the East of the Bank. Further parking sites are located on Galena Boulevard in the Hollywood parking garage.

General Directions

From Chicago on 294 South

Take I 88 (West) to Lake Street exit (Route #31). Turn right, heading south on Lake Street. Turn left on Galena Blvd. after approximately 5 miles. Two blocks to Civic Center or one block to public parking garage, or one half block to Bank’s parking lot.

From Aurora and outlying communities

From north, take Lake Street (Route #31), south, turn left on Galena Blvd., Civic Center 2 blocks east of Old Second National Bank.

From south, take Lake Street (Route #31) north, turn right on Galena Boulevard, Civic Center 2 blocks to east of Old Second National Bank.

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

OLD SECOND BANCORP, INC. TO BE HELD ON APRIL 20, 2010

The undersigned hereby appoints Barry Finn, Townsend Way Jr., and James E. Benson, or any two of them acting in the absence of the other, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of common stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders to be held at the Copley Theatre, North Island Center, 8 East Galena Boulevard, Aurora, Illinois on the 20th day of April, 2010 at 11:00 a.m., central time, and at any and all postponements or adjournments of the meeting.

1.              Approval to amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000.

☐	☐	☐
For	Against	Abstain

2.              Election of Directors:

FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

☐	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.)

(Term Expires 2013)

Edward Bonifas, William Meyer, William B. Skoglund

3.              Approval, in a non-binding, advisory vote, of our executive compensation disclosed in the Proxy Statement for the Annual Meeting of Stockholders.

☐	☐	☐
For	Against	Abstain

4.              Ratification and approval of the selection of Plant & Moran, PLLC as our independent registered public accountants for the fiscal year ending December 31, 2010.

☐	☐	☐
For	Against	Abstain

5.              In accordance with their discretion, upon all other matters that may properly come before said meeting and any postponements or adjournments of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION UNDER PROPOSAL 1, NOMINEES LISTED UNDER PROPOSAL 2, FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION IN PROPOSAL 3 AND FOR THE RATIFICATION OF THE AUDITORS IN PROPOSAL 4.

Dated: , 2010

Signature(s)

NOTE:  PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE.  ALL JOINT OWNERS OF SHARES SHOULD SIGN.  STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.  PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

(over)

PLEASE INDICATE WHETHER YOU WILL BE ATTENDING THE ANNUAL MEETING OF APRIL 20, 2010:

The meeting will be held at the Copley Theatre, Aurora Civic Center, 8 East Galena Boulevard, Aurora, Illinois.  (Please see the last page of the Proxy Statement for directions to the meeting).

☐            Yes, I plan to attend the meeting.

☐            No, I do not plan to attend the meeting.

Signed: